                                      Three months ended          Six months ended
                                         September 30,              September 30,
                                      1999         1998          1999         1998
                                   ----------   ----------    ----------   ----------
Net income as reported . . . . .   $1,235,000   $1,061,000    $2,251,000   $2,060,000
                                   ==========   ==========    ==========   ==========


BASIC:
    Weighted average number of
      common shares outstanding.    4,809,989    4,892,025    4,805,199     4,896,902
                                   ==========   ==========   ==========    ==========

  Basic net income per share . .        $0.26        $0.22        $0.47         $0.42
                                   ==========   ==========   ==========    ==========


DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding.    4,809,989    4,892,025    4,805,199     4,896,902
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . . .      324,139      186,674      271,835       203,134
                                    ---------    ---------    ---------     ---------
    Shares used in the
      computation. . . . . . . .    5,134,128    5,078,699    5,077,034     5,100,036
                                    =========    =========    =========     =========

  Diluted net income per share .        $0.24        $0.21        $0.44         $0.40
                                    =========    =========    =========     =========


All number of shares data has been retroactively restated to reflect a 3-for-2 stock split distributed September 23, 1999.